THE MERGER FUND VL
FIRST AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT, dated as of the 7th day of January, 2011, to the Fund Accounting Servicing Agreement, dated as of January 1, 2006 (the "Agreement"), is entered into by and between THE MERGER FUND VL, a Delaware statutory trust, (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”)

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement;

WHEREAS, Section 15 of the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE MERGER FUND VL	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Bruce Rubin	By: /s/ Michael R. McVoy

Name: Bruce Rubin	Name: Michael R. McVoy

Title: Chief Compliance Officer	Title: Executive Vice President